UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wackenhut, George R.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   January, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Series A Common Stock      |      |    | |                  |   |           |980,968            |D     |(1)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A Common Stock      |      |    | |                  |   |           |948,638            |D     |(2)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Common Stock      |      |    | |                  |   |           |1,358,065          |D     |(1)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Common Stock      |      |    | |                  |   |           |15,855             |D     |(2)                        |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Common Stock      |      |    | |                  |   |           |731,276            |I     |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Common Stock      |      |    | |                  |   |           |0                  |D     |By spouse                  |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Phantom Stock Units   |        |     |    | |           |   |     |     |            |       |       |14,364      |D  |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  (as reported on Form|        |     |    | |           |   |     |     |            |       |       |            |   |            |
 5 filed 2/8/92)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
  ( Adjustment for sto|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ck dividends will     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
     be made at time o|        |     |    | |           |   |     |     |            |       |       |            |   |            |
f payment.)           |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Series B Common Stock |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   1994 Options  (3)  |6.160   |     |    | |           |   |5/1/9|4/30/|            |       |       |34,375      |D  |            |
                      |        |     |    | |           |   |4    |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   1995 Options  (3)  |10.800  |     |    | |           |   |1/29/|1/27/|            |       |       |25,000      |D  |            |
                      |        |     |    | |           |   |95   |05   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   1996 Options       |14.000  |     |    | |           |   |1/31/|1/29/|            |       |       |18,000      |D  |            |
                      |        |     |    | |           |   |96   |06   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   1997 Options       |15.250  |     |    | |           |   |1/28/|1/27/|            |       |       |22,000      |D  |            |
                      |        |     |    | |           |   |97   |07   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
   1998 Options       |19.750  |1/27/|A   | |30,000     |A  |1/27/|1/26/|Series B Com|30,000 |       |30,000      |D  |            |
                      |        |98   |    | |           |   |98   |08   |mon         |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
NOTES:
  (1) On December 29, 1995, George R. Wackenhut transferred legal title to 980,968 Series A shares and
1,358,065 Series B Shares to the trustees of the George R. Wackenhut Retained Annuity Trust u/a dated
December 22, 1995, retaining bebeficial ownership
thereof.
  (2) On December 29, 1995, Ruth J. Wackenhut, spouse of George R. Wackenhut living in the same household, transferred legal title to 948,638 Series A shares and 1,305,741 Series B shares to the Ruth J. Wackenhut to the trustees of the Ruth J. Wackenhut Retained Annuity Trust u/a dated December 22, 1995, retaining beneficial ownership
thereof.
  (3) Options Adjusted for Stock
Dividend.
SIGNATURE OF REPORTING PERSON
/s/ George R. Wackenhut BY: J. P. Rowan as Attorney-In-Fact
DATE
2/5/98